Consulting Services Agreement

Exhibit 10.53

THIS CONSULTING SERVICES AGREEMENT (“Agreement”), made effective as of the 7th day of June, 2019 (“Effective Date”), is between Chico’s FAS, Inc., on behalf of itself and its affiliates (“Company”), a Florida corporation, and “Consultant” (identified below). The parties agree as follows:

1. Services and Deliverables: Consultant shall provide to Company the services (“Services”) described in Attachment A, attached hereto.
2. Compensation and Invoicing: Company shall compensate Consultant and Consultant shall submit invoices to Company as set forth in Attachment A. The fees hereunder are not related to and have no impact on fees paid to Consultant as compensation for service on the Company’s Board of Directors. Upon termination, Consultant shall submit promptly a final invoice for Services rendered and authorized, nonrefundable expenses incurred through the date of termination.
3. Travel and Related Expenses: Consultant shall be entitled to direct payment by or reimbursement from Company for authorized, documented and reasonable travel expenses.
4. Term and Termination: The Term of this Agreement shall be as stated in Attachment A. Notwithstanding anything to the contrary set forth herein, either party may terminate this Agreement, without cause, immediately upon notice. Upon termination, Chico’s shall owe any amounts due for Services actually performed, but no further payment shall be due or owing for any dates after the effective date of termination.
5. Relationship of Parties: It is understood that Consultant is an independent contractor with respect to Company, and that Consultant is not Company’s employee, agent or representative. Consultant shall have no authority to bind or commit Company in any respect. Company will provide no benefits customarily associated with an employment relationship and Consultant will be responsible for the payment of all sums customarily paid by or withheld on behalf of employees. Consultant waives any and all rights to make any claims to employment benefits against Company.
6. Confidentiality: Consultant shall hold Company’s (including its affiliates’) confidential information in strict confidence and shall not disclose or use Company’s confidential information except to perform its obligations hereunder or as authorized herein. Confidential information means all information disclosed by Company to Consultant or obtained by Consultant which would be considered by a reasonable person to be confidential.

7. Ownership of Deliverables and Other Materials: All deliverables prepared by Consultant in connection with the performance of the services under this Agreement shall be Company’s exclusive property and shall be considered “work made for hire” with all right, title and interest vesting in Company. Company may use the deliverables, or any part(s) thereof, as it sees fit. If any deliverables are not deemed a “work made for hire” and are not considered Company’s exclusive property, then Consultant hereby fully and irrevocably grants, assigns and conveys to Company all right, title and interest worldwide in and to all deliverables provided by Consultant to Company hereunder.

Chico’s FAS, Inc.	Kim Roy Consulting, LLC
/s/ Greg S. Baker	/s/ Kim Roy
Signature Above	Signature Above
Print Name & Title:	Print Name & Title:

ATTACHMENT A
Consultant	Kim Roy Consulting, LLC
Term	The Term shall expire on July 31, 2019, unless otherwise agreed by the parties.
Services	Consultant shall leverage Consultant’s extensive experience in women’s apparel and merchandising to enhance the Company’s product and assortment and drive profitability and growth.
Compensation Rate
$5,000 per full day, not to exceed 24 days total. Consultant shall submit the first invoice on June 30, 2019 for all days worked through such date. Consultant shall submit the second and final invoice on July 31, 2019 for all days worked after June 30, 2019.

Send Invoices To	Chico’s FAS, Inc. 11215 Metro Parkway Fort Myers, FL 33966 Attention: Legal Department